Exhibit 99.1

For Immediate Release:

TaxMasters Shares Tips for Selecting a Tax Preparer for 2010 Tax Season

Research and diligence keys to avoiding future tax problems

HOUSTON, TX – January 21, 2010 – As tax payers begin the process of filing taxes for 2009, many look to tax preparers for help navigating the process, while also maximizing their possible deductions.

As the government looks at possible regulation of the tax preparation industry, it’s more important than ever for individuals to research and select a tax preparer that is reputable and ethical.

With the April 15th filing deadline approaching rapidly, TaxMasters, Inc. (OTC Bulletin Board: TAXS.OB), the IRS tax relief company, today shared its best practices for tax payers when selecting a qualified tax preparer.

“The fact is that a little diligence and research before you file taxes will help avoid future problems,” says TaxMasters' Founder, President and Board Chairman Patrick Cox, “That includes choosing a qualified and reputable tax preparer.”

Cox suggests the following steps when choosing a tax preparer:

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Look for a robust and established practice: “Tax preparers that guarantee a return, or over promise what they can do for you should be a red flag for tax payers,” says Cox. “If what the preparer is saying to you seems too good to be true, it probably is.”

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Look for someone familiar with your profession, industry or status: “The kind of deductions you qualify for can largely depend on what you do for a living,” Cox says. “Preparers who have experience dealing with police officers, teachers, consultants or military service people are going to best understand the deductions and be able to guide you on what to claim.”

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Listen to word-of mouth and referrals: “A great way to find a reputable preparer is to ask a trusted family member or friend. People tend to refer others to tax preparers they can trust, or warn them if they caused problems,” says Cox.

 “Tax preparers are essential to helping tax payers navigate the IRS filing process, determining deductions, and ensuring individuals are in full compliance,” says Cox. “But on the flip side, choosing an unqualified preparer leaves individuals open to future problems. In some cases this leads to audits, back taxes and having to deal with an angry IRS.”

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.

Employing over 300 tax resolution experts, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston	Gregory FCA Communications
DeWayne Logan	Paul Johnson
281.497.4226 x2061	610.228.2113

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